UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 31, 2010

GAMCO INVESTORS, INC.
(Exact name of registrant as specified in its charter)

New York	1-14761	13-4007862
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Corporate Center, Rye, NY	10580
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (914) 921-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement

    The information included in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

    On December 31, 2010, GAMCO Investors, Inc., (“GAMCO”), entered into an Indenture with Computershare Trust Company, N.A., as trustee (the "Trustee"), relating to GAMCO’s issuance of up to $100,000,000 of GAMCO’s 0% Subordinated Debentures due 2015 (the "Debentures") as part of the special dividend (the "Special Dividend") on GAMCO's Class A Common Stock (“Class A Stock”) and Class B Common Stock (“Class B Stock”). The Special Dividend consisted of $.80 in cash and $3.20 in principal amount of the Debentures and was payable on December 31, 2010 on both Class A Stock and Class B Stock.   GAMCO issued approximately $86 million principal amount of Debentures in connection with the Special Dividend.

    The Debentures do not bear interest and mature on December 31, 2015. The Debentures are subordinated to all of GAMCO’s senior indebtedness. The Debentures are callable at the option of GAMCO, in whole or in part, at any time or from time to time at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed.

    The Indenture provides that events of default include: failure to pay principal of any Debenture when due and payable; failure by GAMCO to comply for 60 days after notice with its other covenants and agreements contained in the Indenture; and certain events of bankruptcy, insolvency or reorganization of GAMCO. If an event of default has occurred and is continuing, the Trustee or the holders of at least 25% of the aggregate principal amount of the outstanding Debentures may declare the principal on all the Debentures to be due and payable.

Item 9.01	Financial Statements and Exhibits.

4.1	Indenture, dated as of December 31, 2010, by and between GAMCO Investors, Inc. and, Computershare Trust Company, N.A. as trustee.

4.2              Form of 0% Subordinated Debenture due 2015 (included in Exhibit 4.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMCO Investors, Inc.

By: /s/ Jeffrey M. Farber

Jeffrey M. Farber
Executive Vice President and Chief Financial Officer

Date:	January 6, 2011